For the six-month period ended November 30, 2002.
File number 811-5206
Prudential Natural Resources Fund, Inc.


SUB-ITEM 77D
         Policies With Respect to Security Investment


Supplement dated October 15, 2002

	The section of each Fund's prospectus entitled "How to Buy, Sell and Exchange Shares of the Fund - How to Exchange Your Shares" and the section of each Fund's statement of additional information (SAI) entitled "Shareholder Investment Account - Special Exchange Privileges" are changed as follows:

	Effective June 16, 2003 the special exchange privilege that allows
eligible Class B or Class C shareholders   to exchange their shares for
Class A shares will be discontinued. Class B shares will continue to automatically convert into Class A shares after approximately seven years from the time of purchase. See "How to Buy, Sell and Exchange Shares of the Fund - Class B Shares Convert to Class A Shares
After Approximately Seven Years" for more information.

	The section of each Fund's prospectus entitled "How to Buy, Sell and Exchange Shares of the Fund - Class B Shares Convert to Class A Shares After Approximately Seven Years" and the section of each Fund's SAI entitled "Purchase, Redemption and Pricing of Fund Shares - Conversion Feature -- Class B Shares" are supplemented as follows:

         Class B shares acquired through the reinvestment of dividends or distributions will be converted to Class A shares according to the procedures utilized by the broker-dealer through which the Class B shares were purchased if the shares are carried on the books of that broker-dealer and the broker-dealer provides subaccounting services to the Fund. Otherwise, the procedures utilized by Prudential Mutual Fund Services
LLC, or its affiliates, will be used. The use of different procedures may result in a timing differential in the conversion of Class B shares acquired through the reinvestment of dividends and distributions.


The information in this Supplement relates to the prospectuses and SAIs of the Funds indicated below, and is effective as of the date indicated below.

Fund Name				Date of Prospectus and SAI  Effective Date

Prudential Europe Growth Fund, Inc. 	June 26, 2002	            December 31, 2002
Prudential Government Income Fund, Inc.	April 30, 2002		    October 31, 2002
Prudential Municipal Bond Fund		June 28, 2002		    December 31, 2002
   Insured Series
   High Income Series
Prudential Natural Resources Fund, Inc. July 30, 2002	        January 31, 2003
Prudential Real Estate Securities Fund		May 24, 2002	    November 29, 2002


MF2002C5